Exhibit 99.28(m)(vi)

AMENDED AND RESTATED SCHEDULE A

This SCHEDULE A, amended and restated as of November 20, 2017, is Schedule A to the Shareholder Servicing Agreement, dated as of March 1, 2007, by and between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Old Westbury All Cap Core Fund
Old Westbury Large Cap Strategies Fund
Old Westbury Small & Mid Cap Strategies Fund
Old Westbury Strategic Opportunities Fund
Old Westbury Fixed Income Fund
Old Westbury Municipal Bond Fund
Old Westbury All Cap ESG Fund

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director